EXHIBIT 99.1

Worthington Reports Third Quarter Fiscal 2021 Results

COLUMBUS, Ohio, March 24, 2021 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $759.1 million and net earnings of $67.6 million, or $1.27 per diluted share, for its fiscal 2021 third quarter ended February 28, 2021. In the third quarter of fiscal 2020, the Company reported net sales of $764.0 million and net earnings of $15.3 million, or $0.27 per diluted share. Results in both the current and prior year quarter were impacted by several unique items, as summarized in the table below.

(U.S. dollars in million, except per share amounts)

	3Q 2021		3Q 2020
	After-Tax	Per Share	After-Tax	Per Share
Net earnings	$67.6	$1.27	$15.3	$0.27
Impairment and restructuring charges	8.4	0.16	27.0	0.48
Gain on investment in Nikola, net of incremental expenses	(3.7)	(0.07)	-	-
Tank replacement program	-	-	(1.7)	(0.03)
Gain on consolidation of Samuel Steel Pickling	-	-	(4.6)	(0.08)
Adjusted net earnings	$72.3	$1.36	$36.0	$0.64

Impairment and restructuring charges in both periods mostly related to the Company’s oil and gas equipment business, which was divested on January 29, 2021. See Recent Developments below for further information related to the divestiture.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	3Q 2021	3Q 2020	9M 2021	9M 2020
Net sales	$759.1	$764.0	$2,193.1	$2,447.5
Operating income (loss)	49.8	(1.4)	57.0	16.1
Equity income	31.7	25.5	80.9	97.6
Net earnings	67.6	15.3	610.2	62.6
Earnings per diluted share	$1.27	$0.27	$11.28	$1.11

"We delivered record earnings per share in our third quarter thanks to outstanding results in Steel Processing and solid performances from Pressure Cylinders and our joint ventures," said President & CEO Andy Rose. "Healthy demand across nearly all of our major end markets, combined with inventory holding gains and lower manufacturing costs drove the record performance."

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2021 were $759.1 million, down 1% from the comparable quarter in the prior year, when net sales were $764.0 million. The decrease was driven by lower sales in the oil and gas equipment business within Pressure Cylinders, which was divested in the current quarter, partially offset by higher average selling prices in Steel Processing and higher volume in the consumer products business within Pressure Cylinders.

Gross margin increased $48.6 million over the prior year quarter to $164.1 million primarily due to improved direct spreads in Steel Processing which benefitted from significant inventory holding gains, which were estimated to be $31.1 million in the current quarter compared to an inventory holding loss of $6.0 million in the prior year quarter.

Operating income for the current quarter was $49.8 million, an increase of $51.2 million over the operating loss in the prior year quarter. Excluding impairment and restructuring charges, and the impact of the reserve decrease for the tank replacement program in the prior year quarter, adjusted operating income for the current quarter was $77.2 million, an improvement of $44.9 million over the prior year quarter, as the impact of higher gross margin was partially offset by higher SG&A expense, which was up $6.0 million on increased profit sharing and bonus expense.

Interest expense was $7.6 million for the current quarter, compared to $7.4 million in the prior year quarter. The increase was due primarily to higher average debt levels.

Equity income from unconsolidated joint ventures increased $6.2 million over the prior year quarter to $31.7 million due to higher contributions from all joint ventures except for WAVE which was down slightly. The Company received cash distributions of $18.4 million from unconsolidated joint ventures during the current quarter.

Income tax expense was $4.5 million in the current quarter compared to $4.8 million in the prior year quarter. The decrease was driven by a $19.7 million discrete tax benefit realized in connection with the sale of the oil and gas equipment business in the current quarter, partially offset by the impact of higher pre-tax earnings. Tax expense in the current quarter reflects an estimated annual effective rate of 20.1% compared to 24.6% for the prior year quarter.

Balance Sheet

At quarter-end, total debt of $708.9 million was relatively consistent with debt at November 30, 2020, and the Company had $649.5 million of cash.

Quarterly Segment Results

Steel Processing’s net sales totaled $504.5 million, up 3%, or $13.3 million, over the comparable prior year quarter driven by higher average selling prices, which were partially offset by lower toll volume. Operating income of $62.9 million was $43.9 million higher than the prior year quarter on improved direct spreads primarily driven by estimated inventory holding gains of $31.1 million in the current quarter compared to an inventory holding loss of $6.0 million in the prior year quarter. The mix of direct versus toll tons processed was 48% to 52% in the current quarter, compared to 44% to 56% in the prior year quarter.

Pressure Cylinders’ net sales totaled $254.6 million, down 6%, or $16.4 million, from the comparable prior year quarter. The decrease was driven by a $24.3 million decline in the recently divested oil and gas equipment business, partially offset by higher volume in the consumer products business. Operating loss of $15.6 million was an improvement of $4.2 million over the prior year quarter. Excluding impairment and restructuring charges, and the impact of the reserve decrease for the tank replacement program in the prior year quarter, adjusted operating income was up slightly to $12.8 million, as declines in the oil and gas equipment business were more than offset by improvements in the consumer and industrial products businesses.

Recent Developments

  On Jan. 4, 2021, the Company acquired PTEC Pressure Technology GmbH, a leading independent designer and manufacturer of valves and components for high-pressure hydrogen and compressed natural gas storage, transport and onboard fueling systems. The total purchase price was approximately $10.8 million.

  On Jan. 13, 2021, the Company sold its remaining 7,048,020 shares of Nikola common stock for net proceeds of $146.6 million, resulting in a pre-tax gain of $2.7 million.

  On Jan. 29, 2021, the Company sold its oil and gas equipment business to an affiliate of Ten Oaks Group. The Company retained the real estate associated with the business and received nominal consideration at closing, resulting in a pre-tax loss of $27.7 million within restructuring and other expense.

  On Jan. 29, 2021, the Company acquired General Tools & Instruments Company LLC, a provider of feature-rich, specialized tools in various categories including environmental health & safety, precision measurement & layout, home repair & remodel, lawn & garden and specific purpose tools. The total purchase price was approximately $120.6 million, subject to closing adjustments.

  On Mar. 12, 2021, the Company sold its Structural Composites Industries facility located in Pomona, CA, to Luxfer Holdings PLC for approximately $20.0 million, subject to closing adjustments. The Company expects to record a loss of approximately $7.0 million in the fourth quarter of fiscal 2021 related primarily to the allocation of goodwill associated with the divestiture.

  During the third quarter of fiscal 2021, the Company repurchased a total of 1,000,000 of its common shares for $52.4 million, at an average purchase price of $52.37.

Outlook

“Our businesses are performing well and with the strategic acquisitions and divestitures we completed recently we are well positioned moving forward,” Rose said. “As strong as our record Q3 was, it could have been better. We faced challenges, some of which will persist, including a tight steel market, semi-conductor shortages that impacted our automotive customers, extreme weather, and continuing COVID related production issues. Our teams are exceptional, and they will continue to navigate these challenges, working safely to drive our business to new heights.”

Conference Call

Worthington will review fiscal 2021 third quarter results during its quarterly conference call on March 24, 2021, at 2:00 p.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 50 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 8,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 – on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social or other activities), the development, availability and effectiveness of vaccines, and the implementation of fiscal stimulus packages; future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; uncertainty regarding the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the risks, uncertainties and impacts related to COVID-19 and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith, their potential impacts related to the ability and costs to continue to operate facilities and their potential to exacerbate other risks; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19 and the actions taken therewith; the effect of conditions in national and worldwide financial markets and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, interruption in utility services, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Net sales	$759,109	$763,996	$2,193,110	$2,447,492
Cost of goods sold	595,011	648,451	1,780,180	2,094,045
Gross margin	164,098	115,545	412,930	353,447
Selling, general and administrative expense	86,895	80,928	251,220	260,294
Impairment of goodwill and long-lived assets	-	34,627	13,739	75,228
Restructuring and other expense, net	28,212	1,376	37,656	1,781
Incremental expenses related to Nikola gains	(781)	-	53,300	-
Operating income (loss)	49,772	(1,386)	57,015	16,144
Other income (expense):
Miscellaneous income, net	539	6,985	1,366	8,316
Interest expense	(7,558)	(7,362)	(22,696)	(24,157)
Equity in net income of unconsolidated affiliates	31,674	25,479	80,939	97,592
Gains on investment in Nikola	2,740	-	655,102	-
Loss on extinguishment of debt	-	-	-	(4,034)
Earnings before income taxes	77,167	23,716	771,726	93,861
Income tax expense	4,485	4,828	148,818	20,506
Net earnings	72,682	18,888	622,908	73,355
Net earnings attributable to noncontrolling interests	5,073	3,577	12,668	10,734
Net earnings attributable to controlling interest	$67,609	$15,311	$610,240	$62,621

Basic
Average common shares outstanding	52,149	54,930	53,076	55,078
Earnings per share attributable to controlling interest	$1.30	$0.28	$11.50	$1.14

Diluted
Average common shares outstanding	53,217	55,898	54,077	56,164
Earnings per share attributable to controlling interest	$1.27	$0.27	$11.28	$1.11

Common shares outstanding at end of period	51,813	54,598	51,813	54,598

Cash dividends declared per share	$0.25	$0.24	$0.75	$0.72

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28, 2021	May 31, 2020
Assets
Current assets:
Cash and cash equivalents	$649,505	$147,198
Receivables, less allowances of $1,051 and $1,521 at February 28, 2021
and May 31, 2020, respectively	525,768	341,038
Inventories:
Raw materials	172,735	234,629
Work in process	135,233	76,497
Finished products	105,213	93,975
Total inventories	413,181	405,101
Income taxes receivable	3,351	8,376
Assets held for sale	21,202	12,928
Prepaid expenses and other current assets	73,909	68,538
Total current assets	1,686,916	983,179
Investments in unconsolidated affiliates	220,415	203,329
Operating lease assets	33,245	31,557
Goodwill	358,543	321,434
Other intangible assets, net of accumulated amortization of $87,052 and
$92,774 at February 28, 2021 and May 31, 2020, respectively	245,543	184,416
Other assets	32,986	34,956
Property, plant and equipment:
Land	23,159	24,197
Buildings and improvements	288,009	302,796
Machinery and equipment	1,105,686	1,055,139
Construction in progress	48,972	52,231
Total property, plant and equipment	1,465,826	1,434,363
Less: accumulated depreciation	905,601	861,719
Total property, plant and equipment, net	560,225	572,644
Total assets	$3,137,873	$2,331,515

Liabilities and equity
Current liabilities:
Accounts payable	$412,793	$247,017
Accrued compensation, contributions to employee benefit plans and
related taxes	112,781	64,650
Dividends payable	14,847	14,648
Other accrued items	48,475	49,974
Current operating lease liabilities	10,396	10,851
Income taxes payable	37,516	949
Current maturities of long-term debt	453	149
Total current liabilities	637,261	388,238
Other liabilities	87,419	75,786
Distributions in excess of investment in unconsolidated affiliate	104,391	103,837
Long-term debt	708,511	699,516
Noncurrent operating lease liabilities	26,440	25,763
Deferred income taxes, net	110,666	71,942
Total liabilities	1,674,688	1,365,082
Shareholders' equity - controlling interest	1,311,790	820,821
Noncontrolling interests	151,395	145,612
Total equity	1,463,185	966,433
Total liabilities and equity	$3,137,873	$2,331,515

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Nine Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Operating activities:
Net earnings	$72,682	$18,888	$622,908	$73,355
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,893	22,780	65,664	69,553
Impairment of goodwill and long-lived assets	-	34,627	13,739	75,228
Provision for (benefit from) deferred income taxes	(30,129)	(5,006)	9,126	(1,661)
Bad debt (income) expense	(95)	273	(160)	584
Equity in net income of unconsolidated affiliates, net of distributions	(13,288)	(4,474)	(15,437)	(19,271)
Net (gain) loss on sale of assets	27,641	(5,838)	35,314	(5,237)
Stock-based compensation	4,727	2,725	14,437	10,000
Gains on investment in Nikola	(2,740)	-	(655,102)	-
Charitable contribution of Nikola shares	-	-	20,653	-
Loss on extinguishment of debt	-	-	-	4,034
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(32,105)	5,992	(110,719)	15,517
Inventories	(96,836)	3,024	(6,591)	90,907
Accounts payable	62,299	29,630	157,629	(28,347)
Accrued compensation and employee benefits	10,779	(9,144)	48,591	(22,740)
Income taxes payable	(2,474)	390	36,567	(742)
Other operating items, net	(13,098)	(6,546)	(2,547)	(5,330)
Net cash provided by operating activities	9,256	87,321	234,072	255,850

Investing activities:
Investment in property, plant and equipment	(16,377)	(21,219)	(65,321)	(71,774)
Proceeds from sale of Nikola shares	146,590	-	634,449	-
Acquisitions, net of cash acquired	(129,743)	(500)	(129,818)	(29,783)
Proceeds from sale of assets	(985)	119	20,595	9,318
Net cash provided (used) by investing activities	(515)	(21,600)	459,905	(92,239)

Financing activities:
Proceeds from long-term debt, net of issuance costs	-	-	-	101,464
Principal payments on long-term obligations and debt redemption costs	(99)	(344)	(292)	(154,811)
Proceeds from issuance of common shares, net of tax withholdings	565	429	1,709	(6,595)
Payments to noncontrolling interests	(7,250)	-	(7,810)	(1,453)
Repurchase of common shares	(52,367)	(21,373)	(145,250)	(50,972)
Dividends paid	(13,215)	(13,263)	(40,027)	(40,177)
Net cash used by financing activities	(72,366)	(34,551)	(191,670)	(152,544)

Increase (decrease) in cash and cash equivalents	(63,625)	31,170	502,307	11,067
Cash and cash equivalents at beginning of period	713,130	72,260	147,198	92,363
Cash and cash equivalents at end of period	$649,505	$103,430	$649,505	$103,430

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Nine Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Volume:
Steel Processing (tons)	1,014,873	1,139,280	2,967,296	3,035,514
Pressure Cylinders (units)	20,683,470	17,381,319	61,607,281	59,173,363

Net sales:
Steel Processing	$504,477	$491,136	$1,404,220	$1,531,448
Pressure Cylinders	254,643	270,995	787,831	865,527
Other	(11)	1,865	1,059	50,517
Total net sales	$759,109	$763,996	$2,193,110	$2,447,492

Material cost:
Steel Processing	$314,124	$342,620	$933,041	$1,109,822
Pressure Cylinders	103,140	119,285	327,787	373,267

Selling, general and administrative expense:
Steel Processing	$42,333	$36,001	$116,700	$109,000
Pressure Cylinders	46,169	45,417	134,303	140,631

Operating income (loss):
Steel Processing	$62,874	$19,021	$114,315	$42,361
Pressure Cylinders	(15,641)	(19,865)	(3,694)	25,405
Other	111	(1,785)	(970)	(48,835)
Segment operating income (loss)	47,344	(2,629)	109,651	18,931
Unallocated corporate and other	1,647	1,243	664	(2,787)
Incremental expenses related to Nikola gains	781	-	(53,300)	-
Total operating income (loss)	$49,772	$(1,386)	$57,015	$16,144

Equity income (loss) by unconsolidated affiliate:
WAVE	$19,473	$20,074	$54,409	$85,729
ClarkDietrich	5,906	4,909	16,213	13,916
Serviacero Worthington	4,223	797	7,393	2,354
ArtiFlex	1,734	1,688	2,879	3,028
Other	338	(1,989)	45	(7,435)
Total equity income	$31,674	$25,479	$80,939	$97,592

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended		Nine Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Volume (units):
Consumer products	16,980,470	14,096,440	50,753,077	49,669,887
Industrial products	3,702,888	3,284,605	10,853,769	9,501,983
Oil & gas equipment	112	274	435	1,493
Total Pressure Cylinders	20,683,470	17,381,319	61,607,281	59,173,363

Net sales:
Consumer products	$120,808	$113,258	$375,208	$360,803
Industrial products	129,428	129,042	391,673	411,994
Oil & gas equipment	4,407	28,695	20,950	92,730
Total Pressure Cylinders	$254,643	$270,995	$787,831	$865,527

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense, net included in operating income by segment.

	Three Months Ended		Nine Months Ended
	February 28, 2021	February 29, 2020	February 28, 2021	February 29, 2020
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$1,274	$-	$1,274
Pressure Cylinders	-	33,353	13,739	33,353
Other	-	-	-	40,601
Total impairment of goodwill and long-lived assets	$-	$34,627	$13,739	$75,228

Restructuring and other expense (income), net:
Steel Processing	$(42)	$728	$1,804	$702
Pressure Cylinders	28,435	747	36,006	747
Other	(181)	(99)	(154)	332
Total restructuring and other expense, net	$28,212	$1,376	$37,656	$1,781

WORTHINGTON INDUSTRIES, INC.
NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). The Company also presents adjusted earnings per diluted share and adjusted operating income to assist in the understanding of its results of operations. These represent non-GAAP financial measures and are used by management as measures of operating performance. In general, these measures exclude impairment and restructuring charges, but may also exclude other items that management does not believe reflect the Company’s core operations.

The following provides a reconciliation of adjusted operating income and adjusted earnings per diluted share to the most comparable GAAP measures for the periods presented.

	Three Months Ended February 28, 2021
	Operating Income	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest	Earnings per Diluted Share
GAAP	$49,772	$77,167	$4,485	$67,609	$1.27
Restructuring and other expense, net	28,212	28,212	(19,843)	8,372	0.16
Incremental expenses related to Nikola gains	(781)	(781)	(755)	(1,536)	(0.03)
Gain on investment in Nikola	-	(2,740)	575	(2,165)	(0.04)
Non-GAAP	$77,203	$101,858	$24,508	$72,280	$1.36

	Three Months Ended February 29, 2020
	Operating Income (Loss)	Earnings Before Income Taxes	Income Tax Expense (Benefit)	Net Earnings Attributable to Controlling Interest	Earnings per Diluted Share
GAAP	$(1,386)	$23,716	$4,828	$15,311	$0.27
Impairment of goodwill and long-lived assets	34,627	34,627	(7,988)	26,611	0.48
Restructuring and other expense, net	1,376	1,376	(111)	344	-
Tank replacement program	(2,265)	(2,265)	555	(1,710)	(0.03)
Gain on consolidation of Samuel Steel Pickling	-	(6,055)	1,483	(4,572)	(0.08)
Non-GAAP	$32,352	$51,399	$10,889	$35,984	$0.64

Change	$44,851	$50,459	$13,619	$36,296	$0.72

The following provides a reconciliation of adjusted operating income to the most comparable GAAP measure for the Company’s Pressure Cylinders segment for the periods presented.

	Three Months Ended
	February 28, 2021	February 29, 2020
Operating loss	$(15,641)	$(19,865)
Impairment of goodwill and long-lived assets	-	33,353
Restructuring and other expense, net	28,435	747
Tank replacement program	-	(2,265)
Adjusted operating income	$12,794	$11,970

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com